                                                                    EXHIBIT 12.1



                         AMERICAN LAWYER MEDIA, INC.
        STATEMENT OF COMPUTATION OF EARNINGS TO COMBINED FIXED CHARGES
                                (IN THOUSANDS)




                                        For the Five
                                        Months Ended          Year Ended           Year Ended
                                      December 31, 1997    December 31, 1998    December 31, 1999
                                      -----------------    -----------------    -----------------
Loss from continuing operations
  before income taxes...............      $ (7,597)             $(18,589)            $(29,490)
                                         -----------           -----------          -----------

Fixed charges:
  Interest expense .................         2,420                18,346               18,962
  Rent expense (a) .................           261                 1,193                1,228


    Total fixed charges.............      $  2,681              $ 19,539             $ 20,190
                                         -----------           -----------          -----------
Earnings............................      $ (4,916)             $    950             $ (9,300)

Ration of earnings to fixed charges.          (b)                 (b)                    (b)
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(a) Represents one-third of rent expense which is deemed to be equivalent to an interest factor.

(b) Earnings were inadequate to cover combined fixed charges by $7,597, $18,589 and $29,490 for the five months ended December 31, 1997, the twelve months ended December 31, 1998 and 1999 respectively.